UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2007

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-21764	59-1162998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 N.W. 107th Avenue Miami, Florida	33172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 592-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 25, 2007, Perry Ellis International, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Falic Fashion Group, LLC, a Florida limited liability company and a wholly owned subsidiary of Duty Free Americas, Inc. (“Falic”), pursuant to which the Company agreed to sell to Falic certain assets relating to fragrance products using the Perry Ellis trademarks, as follows: (i) all open sales and purchase orders, (ii) the Company’s know how and experience and ongoing operations of the business, and (iii) all finished goods, raw materials, work-in-process and promotional supplies. The total sales price for the assets sold is approximately $63 million, depending on a final count of the inventory.

Simultaneously with the Agreement, the Company and Falic also entered into a license agreement pursuant to which the Company granted Falic an exclusive worldwide license to use certain trademarks in connection with the Perry Ellis brand with respect to the manufacture, advertising and sale of fragrance and other related products.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On January 25, 2007, the Company sold certain assets to Falic. The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

	10.88	Agreement dated January 25, 2007 between Perry Ellis International, Inc. and Falic Fashion Group, LLC

	99.1	Perry Ellis International, Inc. Press Release, dated January 29, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

Date: January 29, 2007	By:	/s/ George Pita
	Name:	George Pita
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.88	Agreement dated January 25, 2007 between Perry Ellis International, Inc. and Falic Fashion Group, LLC

99.1	Perry Ellis International, Inc. Press Release, dated January 29, 2007